Exhibit 99.2

For Immediate Release:	Contact:	K. Roger Holliday (Financial)
(678) 742-8181
Nancy Young (Media)
(678) 742-8118

RUSSELL OUTLINES STRATEGY TO ACHIEVE

LONG TERM GOALS AND OBJECTIVES

During Presentation to Investors

ATLANTA, GA (May 12, 2005) – Russell Corporation (NYSE: RML) today is hosting an investor conference with several members of the senior management team presenting the Company’s strategies to achieve its long term goals and objectives.

Key strategies to be presented include:

•	Building Spalding into a global sporting goods mega-brand

•	Expanding Russell Athletic’s position in athletic performance products

•	Doubling the sales and profits of Brooks over the next 4 to 5 years

•	Continuing to build Jerzees as a leading low-cost provider of activewear

•	Pursuing acquisitions where they can accelerate the Company’s vision

These strategies are designed to support the Company’s long term goals and objectives beyond 2005:

•	Annual sales growth of 5-7%

•	Annual earnings per share growth of 12%

•	Double digit operating income as a percent of sales by 2009

The conference is being web cast in its entirety and is open to all investors.

Webcast Date:	Thursday, May 12, 2005
Time:	8:00 a.m. – 12:30 p.m. Eastern Time
To Access:	Go to the Investor Relations page on the Company’s website http://www.russellcorp.com and click on the Analyst Day webcast link.

The slide presentation used during the meeting will also be available on the Company’s website and will be available for 30 days.

About Russell Corporation

Russell Corporation is a leading branded athletic and sporting goods company marketing athletic apparel, uniforms, footwear and equipment for a wide variety of sports, outdoor and fitness activities. The Company’s major brands include Russell Athletic®, JERZEES®, Spalding®, Brooks®, Huffy Sports®, Bike®, Moving Comfort®, AAI® and Mossy Oak®. The Company’s common stock is listed on the New York Stock Exchange under the symbol RML and its web site address is http://www.russellcorp.com.

Forward Looking Statement

This Press Release includes “forward-looking” statements (as defined by the Private Securities Litigation Reform Act of 1995 (the “Act”)) that describe our beliefs concerning future business conditions, prospects, growth opportunities, and the outlook for the Company based upon currently available information. Wherever possible, we have identified these statements by words such as “anticipate”, “believe”, “intend”, “expect”, “continue”, “could”, “may”, “plan”, “project”, “predict”, “will” and similar expressions. We include such statements because we believe it is important to communicate our future expectations to our shareholders, and we therefore make such statements in reliance upon the safe harbor provisions of the Act. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to, any projections of sales and earnings growth. These forward-looking statements are based upon assumptions that we believe are reasonable. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: (a) our mix of products sold; (b) our strategy for developing new business opportunities and expanded business programs; (c) risks related to the Brooks, Huffy Sports and American Athletic acquisitions, our ability to realize synergies associated with those acquisitions, and our overall acquisition strategy; (d) significant competitive activity; (e) price volatility of raw materials; and (f) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by any forward-looking statements contained in this Press Release.